Exhibit 5.1

January 6, 2026

HA Sustainable Infrastructure Capital, Inc.

One Park Place, Suite 200

Annapolis, MD 21401

Ladies and Gentlemen:

We have acted as counsel to HA Sustainable Infrastructure Capital, Inc. (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued from time to time pursuant to the Company’s 2023 Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format. As to certain factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company’s Board of Directors authorizing the adoption of the Plan and the registration of the offer and sale of the Common Stock, the Common Stock will be legally issued, fully paid and nonassessable.

The foregoing opinions are based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law. We express no opinion as to other laws, statutes, ordinances, rules or regulations, and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP